UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2015

SANTO MINING CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-169503	27-0518586
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Ave. Sarasota #20, Torre Empresarial, Suite 1103 Santo Domingo, Dominican Republic
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 809-535-9443

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b)

[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c)

Item 1.01.  Entry into a Material Definitive Agreement

The applicable information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference in this Item 1.01.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 2, 2015, Santo Mining Corp. (the “Company”) entered into certain “Plan of Exchange” Agreement (the “Agreement’) with Cathay Cigars of Asia Corporation, a Florida corporation (“Cathay”). Pursuant to the terms of the Agreement, the Company agreed to acquire 100% of the capital stock of Cathay in exchange for the issuance of 300,000 shares of Series A Preferred Stock of the Company “Transaction”), effectively giving Cathay majority voting power in the Company (the “Transaction”).  The Transaction is conditioned upon, among others, 1) Company’s issuance of 300,000 shares of Series A Preferred Stock within 30 days of the execution date of the Agreement; 2) elimination of any known or potential liabilities of the Company not covered by Cathay; 3) Mr. Alan French and Mr. Mario Mendez’s resignation from the board of the directors (the “Board”) and as officers of the Company; 4) delivery of Company’s corporate documents to Cathay; 5) Company’s note-holders’ release of any and all penalties in connection to the reorganization of the Company following the Transaction.

Pursuant to the Agreement and subsequent to the closing of the Transaction, Cathay agreed to 1) pay off Company’s liabilities up to $159,347.23, 2) assist the Company to re-obtain its trading status on Over-the-Counter Bulletin Board (“OTCBB”) and cover all filing and compliance costs, and 3) assume responsibility to existing note-holders of the Company. The Company agreed to initiate and complete process relating to the reverse split of Company’s Common Stock by two hundred to one (200:1)

The Agreement is filed hereto as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing summary of the terms of the Agreement is subject to, and qualified in its entirety by, the Agreement attached hereto, which is incorporated herein by reference.

Item 5.01    Changes in Control of Registrant

The applicable information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference in this Item 5.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Franjose Yglesias

On April 2, 2015, Franjose Yglesias, Cathay's co-founder and President, was appointed to serve as a member of the Board, effective upon the closing of the acquisition.

Mr. Yglesias has lived and work in China for over 9 years in the Food, Wine & Spirits industry in China. While serving as the CEO of China Food Services Corp, he consulted and strategized for the American Embassy USATO and the Costa Rica Chamber of Commerce “Procomer”. He has landed major accounts like Carrefour, Metro, Jinkelong, and Vanguard Hypermarkets and hotel brands such as Shangri‐La, Marriot, Renaissances, Holiday Inn and many others.

He started his professional career working in the early 90’s with Associated Grocers of Florida, than moved up the corporate ranks to Manager of Telecommunications Latin America Division for Eastman Kodak, where he learned the value of applying his Engineering skills to simplify and automating productivity in the manufacturing and the logistics worldwide divisions of Kodak, he graduated from the University of Costa Rica in 1987 with an Electrical Engineering Degree. In 2001, he co-founded Acero Systems, an integration company where his logistical and manufacturing knowledge landed him accounts like Lennar Homes, Del Monte Fresh Produce, and the City of Plantation.

Appointment of Matthew Arnett

On April 2, 2015, Matthew Arnett, Cathay's co-founder and Vice-President, was appointed to serve as a member of the Board, effective upon the closing of the acquisition.

Mr. Arnett, a MBA Graduate, published on Journal of Economics and Science China University Of Economics and Business. A recipient of the China Business Scholar Chinese Government Scholarship with Ivy League education, Mr. Arnett has almost over 10 years of experience doing business in China. He has been influential in molding and shaping the event, entertainment and nightlife industry throughout China.

Mr. Arnett has been a producer, strategist and marketing consultant working with clients such as Coca Cola, Mercedes Benz, Hilton, Hyatt, Apple, Swire Group, Marlboro, Chivas, Absoult Vodka, Cohiba Cigars and many others. Involved in some of the most high‐profile events in entertainment, both in the China and abroad, Mr. Arnett has produced live events featuring musical performances by today’s most popular artists as well as legendary Grammy winners. These artists include Kanye West, Usher, Akon, Pitbull, The Black Eyed Peas, Sean Kingston, Ludacris, 30 Sec to Mars, Grandmaster Flash, Mary J. Blige, John Legend, lil Jon, Fat Joe, Ying Yang Twins and more.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Plan of Exchange Agreement between the Company and Cathay Cigars of Asia, dated April 2, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTO MINING CORP.

By: /s/ ALAN FRENCH
Alan French President and Chief Executive Officer

Dated: April 10, 2015